Exhibit (a)(13)

Coeur d’Alene Mines Corporation
505 Front Avenue, P.O. Box 1
Coeur d’Alene, ID 83816-0316
Telephone 208-667-3511
Facsimile 208.667.2213

PRESS RELEASE

CONVERSION PRICE OF COEUR’S 13-3/8% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE
DECEMBER 31, 2003 IS SET

      COEUR D’ALENE, ID —Wednesday, July 25, 2001 —Coeur d’Alene Mines Corporation (NYSE: CDE) announces that the conversion price of its 13-3/8% Convertible Senior Subordinated Notes (the “13-3/8% Notes”) was fixed at $1.35.

      Coeur commenced an offer on June 29, 2001 to exchange its 13-3/8% Notes for up to $129,632,000 aggregate principal amount of the Company’s outstanding 7-1/4% Convertible Subordinated Debentures due October 31, 2005 and 6-3/8% Convertible Subordinated Debentures due January 31, 2004, and up to $6,524,000 aggregate principal amount of the Company’s outstanding 6% Convertible Subordinated Debentures due June 10, 2002 (the “Exchange Offer”). In addition, the Company has offered to sell up to $25,000,000 of the 13-3/8% Notes for cash (the “Cash Offer”). As previously announced, the Exchange Offer and Cash Offer are scheduled to expire on July 27, 2001, unless extended.

      A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be exchanged or sold, nor may offers to exchange or offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to exchange, sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange, sale, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale in any state in which such offer, exchange, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

      Coeur d’Alene Mines Corporation is the leading primary silver producer located in the United States. The Company has silver and gold mining interests in Nevada, Idaho, Alaska, Chile and Bolivia.

PR01:12

Contact:	Michael A. Steeves Director of Investor Relations Coeur d’Alene Mines Corporation (208)769-8155